Exhibit 21
MOLSON COORS BREWING COMPANY AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT
        The following table lists our significant subsidiaries and the respective jurisdictions of their organization or incorporation as of December 31, 2014. With the exception of MillerCoors LLC, all subsidiaries are included in our consolidated financial statements.

Name	State/country of organization or incorporation
Coors Brewing Company CBC Holdco 2 LLC	Colorado Colorado
CBC Holdco LLC NewCo3 Inc.	Colorado Colorado
Coors International Holdco, ULC	Canada
Molson Coors International General, ULC	Canada
Molson Coors International LP	Delaware
Molson Coors Capital Finance ULC	Canada
Molson Coors Callco ULC	Canada
Molson Coors Canada Holdco, ULC	Canada
Molson Coors Canada Inc.	Canada
Molson Holdco, ULC	Canada
Molson Inc.	Canada
Molson Finance General ULC	Canada
Molson Finance LP	Canada
Molson Coors Canada	Canada
Molson Canada Company	Canada
MC UK Holdings LP 3230600 Nova Scotia Company	Canada Canada
Molson Coors (UK) Holdings LLP	England
Golden Acquisition	England
Molson Coors Holdings Limited	England
Molson Coors Brewing Company (UK) Limited	England
Molson Coors Holdco, Inc.	Delaware
Molson Coors European Finance Company	Luxembourg
Molson Coors Lux 1	Luxembourg
Molson Coors European Holdco Ltd.	England
Molson Coors Lux 2	Luxembourg
Molson Coors Netherlands BV	Netherlands
Molson Coors SER d.o.o. Apatin	Serbia
Apatinska pivara Apatin d.o.o. Apatin	Serbia
Molson Coors Czech s.r.o.	Czech Republic
Pivovary Staropramen a.s.	Czech Republic
Cervesia Zagreb d.o.o	Croatia
Zagrebačka Pivovara d.o.o.	Croatia
Starbev Netherlands BV	Netherlands
Bergenbier S.A.	Romania
Borsodi Sorgyar Korlátolt Felelössegü Társaság	Hungary
Kamenitza AD	Bulgaria
Black Sea Montenegro d.o.o.	Montenegro
Trebjesa AD	Montenegro
MC Holding Company LLC	Colorado
MillerCoors LLC(1)	Delaware
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(1)
Effective, July 1, 2008, Molson Coors Brewing Company and SABMiller plc combined the U.S. and Puerto Rico operations of their respective subsidiaries, Coors Brewing Company and Miller Brewing Company. Each party contributed its business and related operating assets and certain liabilities into an operating joint venture company. The percentage interests in the profits of the joint venture are 58% for SABMiller plc and 42% for Molson Coors Brewing Company. Voting interests are shared 50%-50%, and each investing company has equal board representation within MillerCoors LLC. Both parties to the MillerCoors joint venture are currently able to transfer their economic and voting interest, however, certain rights of first refusal will apply to any assignment of such interests.